Exhibit 99.1

Kodak Reports Preliminary 4th Quarter 2008 Results; Company Taking Action to Address Impact of Global Recession

ROCHESTER, N.Y.--(BUSINESS WIRE)--January 29, 2009--Eastman Kodak Company (NYSE:EK):

4th-Quarter Sales Decline to $2.433 Billion; Company Holds or Grows Market Share in Key Businesses;

Company Achieves $516 Million in Net Cash Provided by Operating Activities from Continuing Operations in the 4th Quarter, with Cash Generation Before Dividends of $472 Million; Ends Year With Cash Balance of More Than $2.1 Billion;

4th-Quarter Preliminary Loss from Continuing Operations of $133 Million; Full-Year Preliminary Earnings from Continuing Operations of $54 Million; 2008 Results to be Finalized Pending Impairment Assessments;

Kodak Acting Decisively to Align Cost Structure to Global Economic Realities; Actions Include Executive Compensation, Significant Expense and Job Reductions

Eastman Kodak Company (NYSE:EK) today reported preliminary fourth-quarter 2008 results, which reflect the impact of the global recession, the slowdown in consumer spending and reduced business investment, as well as changes in the value of the U.S. dollar.

For the fourth quarter, Kodak reported a preliminary loss from continuing operations of $133 million, or $0.50 per share and preliminary Net Loss of $137 million, or $.51 per share. Fourth-quarter sales were $2.433 billion, a 24% decline from the year-ago quarter. Digital sales for the fourth quarter were $1.779 billion, a 23% decline from the year-ago quarter, and traditional revenues were $652 million, a 27% decline from the year-ago quarter.

For full-year 2008, the company reported preliminary earnings from continuing operations of $54 million, or $0.19 per share. Full-year revenue totaled $9.416 billion, a 9% decline from 2007. Full-year digital revenue totaled $6.422 billion, a 4% decline from 2007, and traditional revenue totaled $2.987 billion, an 18% decline. The company is currently performing assessments of goodwill and long-lived assets, consequently 2008 results are preliminary pending the outcome of those assessments.

“The second half of 2008 will go down in history as one of the most challenging periods we have seen in decades,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “We built significant momentum following the completion of our corporate transformation and our business results were on track through most of 2008, with digital revenue up 10% in the first half of the year, following double-digit growth in the second-half of 2007. However, during the last three months of the year, we experienced dramatic declines in several of our key businesses due to the slowdown in consumer spending and significantly reduced demand for capital equipment. Despite these challenging conditions, we held or improved our market position in key businesses, maintained a solid balance sheet, and continued to invest in innovative, differentiated products. We are taking the necessary steps to address this environment and to position Kodak to recapture the momentum when the recovery occurs.”

For the fourth quarter of 2008:

  Sales worldwide totaled $2.433 billion, a decrease of 24% from $3.220 billion in the fourth quarter of 2007. Revenue from digital businesses totaled $1.779 billion, a 23% decline from $2.325 billion in the prior-year quarter. Revenue from the company’s traditional business decreased 27% to $652 million as a result of accelerated industry-related declines in Film Capture and Traditional Photofinishing.
  The company’s preliminary fourth-quarter loss from continuing operations, before interest expense, other income (charges), net, and income taxes was $120 million, compared with earnings on the same basis of $130 million in the year-ago quarter.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported a preliminary fourth-quarter loss from continuing operations of $133 million, or $0.50 per share, compared with earnings on the same basis of $92 million, or $0.31 per share, in the year-ago period. Items of net expense that impacted comparability in the fourth quarter of 2008 totaled $112 million after tax, or $0.42 per share, including restructuring and rationalization charges of $96 million after tax, or $0.36 per share, and a legal contingency of $21 million after tax, or $0.08 per share, partially offset by tax and other items totaling $5 million, or $0.02 per share. Items of net expense that impacted comparability in the prior-year quarter totaled $15 million after tax, or $0.05 per share, primarily reflecting restructuring and impairment costs of $93 million after tax, or $0.30 per share, net gains on sale of property of $89 million after tax, or $0.29 per share, and various tax and other items totaling $11 million, or $0.04 per share.

Other fourth-quarter 2008 details:

  Gross Profit margin was 20.5% for the quarter, a decline from 24.7% in the year-ago period. This margin decline reflects the impact of negative price/mix, including lower intellectual property royalties, along with unfavorable foreign exchange, partially offset by continued cost reductions.
  Selling, General and Administrative (SG&A) expenses were $403 million in the fourth quarter, down 23%, or $122 million, from $525 million in the year-ago quarter.
  Cash generation before dividends for the fourth-quarter was $472 million, compared with $1.204 billion in the year-ago quarter. This corresponds to net cash provided by continuing operations from operating activities on a GAAP basis of $516 million in the fourth quarter, compared with net cash provided of $1.045 billion in the fourth quarter of 2007. Cash performance during the fourth quarter of 2008 reflects the change in earnings, partially offset by continued improvements in working capital.
  Kodak held $2.145 billion in cash and cash equivalents as of December 31, 2008.
  The company’s debt level stood at $1.303 billion as of December 31, 2008, a reduction of $294 million as compared to the year-end 2007 debt level of $1.597 billion.
  In the quarter, the company repurchased approximately 6 million shares of its common stock at a cost of $82 million. While the previously disclosed share repurchase authorization remains in effect through the end of 2009, Kodak is not currently repurchasing any of its shares. The company will continue to provide updates on the program at the end of each quarter.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Consumer Digital Imaging Group full-year sales were $3.088 billion, a 5% decline from 2007. Sales for the fourth quarter were $958 million, a 30% decrease from $1.372 billion in the prior-year quarter. Fourth-quarter loss from operations for the segment was $40 million, compared with earnings of $91 million in the year-ago quarter. The fourth-quarter loss was driven primarily by lower volume and price/mix impacts, particularly in Digital Capture and Devices, including lower intellectual property licensing royalties, and unfavorable foreign exchange, partially offset by cost improvements.
  Graphic Communications Group full-year sales were $3.334 billion, a 2% decline from 2007. Sales for the fourth quarter were $821 million, a 14% decrease from $953 million in the year-ago quarter. Fourth-quarter loss from operations for the segment totaled $4 million, compared with earnings of $30 million in the year-ago quarter. This earnings decline was primarily driven by lower volume and price/mix across several product lines, along with a negative impact from foreign exchange, partially offset by reductions in selling, general and administrative cost.
  Film, Photofinishing and Entertainment Group full-year sales were $2.987 billion, an 18% decline from 2007. Fourth-quarter revenue was $652 million, down from $894 million in the year-ago quarter, representing a decrease of 27%, attributable to reduced sales volume of Film Capture and Traditional Photofinishing products and services. Fourth-quarter earnings from operations for the segment increased to $39 million from $17 million in the year-ago quarter. These earnings results were driven by significant cost reductions, and reflect the impact of previously announced changes in post-employment benefits, and lower depreciation expense related to the company’s previously announced change in useful life assumptions. These were partially offset by the effects of lower consumer film sales volumes, price/mix across several product lines, increased commodity costs, and foreign exchange impacts.

No Payout for 2008 Executive Performance-Based Compensation

The company has in place compensation programs designed to drive achievement of key financial goals and to align the interests of Kodak executives with that of its shareholders. Executive performance-based compensation programs for 2008, including the executive long-term equity program (Leadership Stock) and the annual cash variable pay program (EXCEL), were based on achievement of goals related to digital revenue growth, net cash generation, and total earnings from operations.

As a result of the company’s 2008 performance, Kodak executives worldwide will receive no payout in 2009 for either the EXCEL variable pay program or the executive Leadership Stock program. In addition, the company previously announced that, where permissible by law, its executives will receive no salary increases in 2009. The company also announced that for non-exempt U.S. employees, there will be no U.S. Wage Dividend payout in 2009 based on 2008 performance.

Actions Underway to Address Global Economic Realities

Kodak is taking a number of specific actions to strengthen its operations and become more competitive in the face of the continuing global economic downturn. These actions, which the company has already begun, include more tightly focusing its portfolio of investments, intensifying its emphasis on cash generation, and further streamlining its cost structure.

Today, Kodak announced that the company expects to reduce its worldwide employment by between 3,500 and 4,500 positions during 2009, approximately 14% to 18% of its total workforce. This includes the reduction of 2,000 to 3,000 positions related to the company’s 2009 restructuring program that is being reported today in a Form 8-K filing with the U.S. Securities and Exchange Commission, as well as actions that the company took in late 2008 that will be implemented in 2009. The 2008 actions were included in the rationalization charges that the company recorded in the fourth quarter.

These reductions, which include executive positions, have commenced and the company expects to implement the majority of the actions associated with this program in the first half of 2009. In connection with these restructuring actions, the company expects to incur charges against earnings in 2009 in the range of $250 million to $300 million, and make payments from corporate cash in the range of $225 million to $275 million, including the impact of carryover actions from 2008.

When combined with rationalization actions the company took in late 2008, these new 2009 restructuring actions are expected to generate annual savings in the range of $300 million to $350 million and better align the company’s cost structure with the new economic environment.

Additionally, the company announced that on a global basis there will be no salary increases for 2009 except where required by law or local agreements.

“These are extraordinary times,” said Perez. “In the face of this economic environment we are focusing on those things within our control, and we are taking aggressive yet prudent action to ensure that Kodak remains a strong and enduring competitor. Some of the actions we are taking are especially difficult because they impact our people, whose hard work and continued commitment I appreciate during these difficult times. Despite the challenges facing the economy, we remain optimistic that we will rebuild the momentum we had following our successful strategic transformation. Our future will be driven by our dedicated employees, our powerful brand, and our unmatched expertise at the intersection of imaging science and materials science.”

Balance Sheet Considerations

The company's earnings reported today are preliminary, subject to the completion of long-lived asset and goodwill impairment testing. Given uncertainty surrounding the external economic conditions and volatility of the company’s market capitalization, the company is performing impairment testing as of the end of 2008. It is likely that non-cash impairment charges, which could be material, will be recorded in 2008 based on these analyses, which will be completed prior to the filing of the company’s Form 10-K in late February 2009.

At the end of 2008, the company maintained a substantial cash balance and was in full compliance with all of the financial covenants associated with its revolving credit agreement. The company maintains this credit arrangement in order to provide additional financial flexibility and currently has no funds drawn in connection with this arrangement, other than a modest amount of outstanding letters of credit issued under the agreement. In the current environment, the company continues to experience an earnings impact as a result of the economic downturn and also expects its earnings to be seasonal in nature, as is typical. The company also expects to incur significant restructuring charges in the first half of 2009. The combination of these factors has an impact on the metrics used to determine financial covenant compliance. For this reason, management is engaged in dialogue with its agent and other key banks to ensure that the company continues to have access to a revolving credit agreement.

As previously announced, the company will update the investment community on its overall strategy and outlook for 2009 during a meeting to be held on February 4, 2009, in New York City (details follow).

Conference Call Information

Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: 913-312-1417, access code 4037636. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Thursday, January 29 by dialing 719-457-0820 access code 4037636. The playback number will be active until Thursday, February 5, at 5:00 p.m. Eastern Time.

For those wishing to participate via an Internet Broadcast, please access our kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest.

The conference call audio will be archived and available for replay on this site approximately one hour following the live broadcast.

Outlook/Investor Meeting

The company will provide a detailed outlook for 2009 at its annual strategy meeting with the investment community on Wednesday, February 4, in New York City.

The meeting will be held at TheTimesCenter, located at 242 West 41st Street (between 7th and 8th Avenues). Registration will begin at 8:15 a.m. Eastern Time. The formal program will begin promptly at 9:00 a.m. and is expected to conclude by 11:30 a.m.

The program will include presentations by Antonio Perez, Philip Faraci, President & Chief Operating Officer, Mary Jane Hellyar, President, Film, Photofinishing and Entertainment Group, and Frank Sklarsky, and will conclude with a question-and-answer session.

If you wish to attend, please RSVP by contacting Alicia Zona at 585-724-5955, or by email at alicia.zona@kodak.com.

For those unable to attend in person, the meeting will be available via a live webcast. To access the webcast please go to: http://www.kodak.com/go/invest.

An audio replay of the meeting will be available beginning Thursday, February 5, at 8:00 a.m. Eastern Time and will run until 5:00 p.m. on Thursday, February 12. The replay phone number is 719-457-0820 and the access code is 3849872.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company’s expectations regarding the following are forward looking statements: its ability to address the impact of the economic downturn; its employment reductions, costs, cash payments and savings under its restructuring program and other rationalization activities; revenue creation and cost synergies though acquisitions; new product introductions; the seasonality of its earnings; its expectations regarding the completion of its goodwill and long-lived asset impairment analysis; and its ability to have continued access to a secured credit facility.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including our successful:

  execution of the digital growth and profitability strategies, business model and cash plan;
  alignment of the Company’s cost structure to the new economic realities;
  execution of our restructuring and rationalization activities;
  implementation of the Company’s plans to tighten its focus on its portfolio of investments;
  implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants and the ability to obtain amendments to or waivers of these covenants, if necessary;
  development and implementation of product go-to-market and e-commerce strategies;
  protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;
  execution of intellectual property licensing programs and other strategies;
  integration of the Company's businesses to SAP, the Company's enterprise system software;
  execution of the Company’s planned process driven productivity gains;
  commercialization of the Company’s breakthrough technologies;
  ability to accurately predict product, customer and geographic sales mix and seasonal sales trends;
  management of inventories, capital expenditures, working capital and cash conversion cycle;
  integration of acquired businesses and consolidation of the Company's subsidiary structure;
  improvement in manufacturing productivity and techniques;
  performance under the Company’s share repurchase program;
  conclusion of the Company’s goodwill and long-lived asset impairment analyses;
  improvement in supply chain efficiency and continued availability of essential components and services from concentrated sources of supply; and
  implementation of the strategies designed to address the decline in the Company's traditional businesses.

The forward-looking statements contained in this press release are subject to the following additional risk factors:

  inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
  competitive actions, including pricing;
  uncertainty generated by volatility in the financial markets and the ability of our customers to obtain financing;
  the nature and pace of technology evolution;
  changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;
  pension and other post-retirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;
  general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;
  the severity of the economic downturn and its effect upon customer spending;
  changes in market growth;
  ability to maintain adequate liquidity and financing sources and an appropriate level of debt;
  possible impairment of goodwill and other assets;
  continued effectiveness of internal controls; and
  other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.

Eastman Kodak Company

Fourth Quarter 2008 Results

Non-GAAP Reconciliations

Within the Company's fourth quarter 2008 earnings release, reference is made to certain non-GAAP financial measures, including “fourth quarter cash generation before dividends”, “fourth quarter digital revenue”, “fourth quarter traditional revenue”, “full year digital revenue”, “full year traditional revenue” and “1st half of the year digital revenue growth”. Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows as provided in the Form 8-K filed in connection with this press release.

The following table reconciles fourth quarter cash generation before dividends to the most directly comparable GAAP measure of fourth quarter net cash provided by continuing operations from operating activities (amounts in millions):

	Q4 2008	Q4 2007	Cash Impact

Cash generation before dividends, as presented	$472	$1,204	$(732)	Decrease in cash provided
Net proceeds from sales of businesses/assets	(32)	(81)	49	Decrease in cash provided
Net cash flow from HPA	-	(158)	158	Decrease in cash provided
Free cash flow	440	965	(525)	Decrease in cash provided
Additions to properties	76	80	(4)	Decrease in cash used
Net cash provided by continuing operations from operating activities (GAAP basis), as presented	$516	$1,045	$(529)	Decrease in cash provided

The following table reconciles fourth quarter and full year digital and traditional revenue to the most directly comparable GAAP measures of fourth quarter and full year total company revenue (dollar amounts in millions):

			Growth/			Growth/
	Q4 2008	Q4 2007	(Decline)	YTD 2008	YTD 2007	(Decline)

Revenue from digital businesses, as presented	$1,779	$2,325	-23%	$6,422	$6,660	-4%
Revenue from traditional businesses, as presented	652	894	-27%	2,987	3,632	-18%
All other revenue	2	1	100%	7	9	-22%
Total company revenue (GAAP basis), as presented	$2,433	$3,220	-24%	$9,416	$10,301	-9%

The following table reconciles 1st half of the year digital revenue growth to the most directly comparable GAAP measure of 1st half of the year total company revenue growth (dollar amounts in millions):

	YTD	YTD	Growth/
	6/30/2008	6/30/2007	(Decline)

Revenue from digital businesses, as presented	$3,002	$2,732	10%
Revenue from traditional businesses	1,571	1,810	-13%
All other revenue	5	6	-17%
Total company revenue (GAAP basis)	$4,578	$4,548	1%

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the fourth quarter of 2008 and 2007, respectively.

	4th Quarter
	2008		2007
(in millions, except per share data)
	$	EPS	$	EPS

Earnings (loss) from continuing operations - GAAP	$(133)		$92
Interest on convertible securities, net of tax	-		3
Adjusted earnings (loss) from continuing operations available to common stockholders	(133)	$(0.50)	95	$0.31

Items of Comparability - Expense/(Income):
COGS:
- Foreign contingencies	(3)		(5)
- Charges for accelerated depreciation in connection with focused cost reduction actions	2		4
- Charges for inventory writedowns in connection with focused cost reduction actions	1		1
Subtotal	-	-	-	-

Restructuring costs, rationalization and other:	100		63
Subtotal	100	0.37	63	0.21

Selling, general, and administrative costs:
- Legal contingency	21		-
Subtotal	21	0.08	-	-
Other Operating Income/(Expenses), Net:
- Gains on sale of assets and businesses, net	(7)		(115)
- Impairment of long-lived assets	3		46
- Adjustment for loan loss	-		6
Subtotal	(4)	(0.01)	(63)	(0.21)

Other Income/(Charges)
- Impairment of equity method investment	-		5
Subtotal	-	-	5	0.02

Provision (benefit) for income taxes:
- Audit settlement, establishment of foreign valuation allowances, adjustments of uncertain tax positions and other discrete tax items	2		12
- Tax impacts of the above-mentioned items, net	(7)		(2)
Subtotal	(5)	(0.02)	10	0.03